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                                                                    Exhibit 99.1

     NEW YORK, NY, August 19, 2004--Commencing on Friday, August 13, 2004, Hurricane Charley, a Category 4 hurricane, struck portions of Florida and other areas of the eastern seaboard of the United States, including the Carolinas. The insurance operations of RSUI Group, Inc. (a subsidiary of Alleghany Corporation (NYSE:Y)), which underwrite business in the affected areas, have dispatched claims adjusters to the affected areas in order to start collecting data. At this time, the impact of Hurricane Charley on RSUI's insurance operations cannot be fully determined. Based on preliminary information, however, it is not expected that Alleghany's after-tax net loss due to Hurricane Charley will exceed $25.0 million.

     Alleghany Corporation (NYSE:Y) is engaged through its subsidiary Alleghany Insurance Holdings LLC (consisting of RSUI Group, Inc., Capitol Transamerica Corporation and Darwin Professional Underwriters, Inc.) in the property and casualty insurance business, and through its subsidiary World Minerals Inc. in the industrial minerals business.

Forward-Looking Statements
--------------------------

     This press release contains disclosures which are forward-looking statements. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as "may," "will," "expect," "project," "estimate," "anticipate," "plan" or "continue." These forward-looking statements are based upon Alleghany's current plans or expectations and are subject to a number of uncertainties and risks that could significantly affect current plans, anticipated actions and the Alleghany's future financial condition and results. These statements are not guarantees of future performance, and Alleghany has no specific intention to update these statements. The uncertainties and risks include, but are not limited to, those relating to conducting operations in a competitive environment and conducting operations in foreign countries, effects of acquisition and disposition activities, adverse loss development for events insured by the Alleghany's insurance operations in either the current year or prior years, general economic and political conditions, including the effects of a prolonged U.S. or global economic downturn or recession, changes in costs, including changes in labor costs, energy costs and raw material prices, variations in political, economic or other factors such as currency exchange rates, inflation rates or recessionary or expansive trends, changes in market prices of Alleghany's significant equity

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investments, tax, legal and regulatory changes, extended labor disruptions, significant weather-related or other natural or human-made catastrophes and disasters, especially with respect to their impact on losses at Alleghany's insurance subsidiaries, acts of terrorism, civil unrest or other external factors over which Alleghany has no control, and changes in Alleghany's plans, strategies, objectives, expectations or intentions, which may happen at any time at Alleghany's discretion. As a consequence, current plans, anticipated actions and future financial condition and results may differ from those expressed in any forward-looking statements made by or on behalf of Alleghany.

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